Exhibit 10.3

Amendment to the
Exclusive License and Distribution Agreement

This amendment (the “Amendment”) to the Exclusive License and Distribution Agreement (as defined below), entered into as of December 1, 2011 (the “Amendment Effective Date”) is by and between I.E.T, Inc., a Nevada corporation with its principal place of business at 4235 Commerce Street, Little River, SC 29566 (“IET”), and Benchmark Energy Products, LP, a Texas limited partnership with its principal place of business at 2801 Post Oak Blvd., Suite 400, Houston, TX 77056 (“Benchmark”).

WHEREAS, IET and Benchmark entered into an Exclusive License and Distribution Agreement on June 27, 2007 whereby IET appointed Benchmark as its exclusive agent for marketing, sale and distribution of IET’s EcaFlo® equipment and EcaFlo® solutions for use in oilfield applications (the “Distribution Agreement”); and

WHEREAS, IET and Benchmark desire to modify the aforementioned Distribution Agreement for the mutual benefit of both parties;

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

1. The modifications of the Distribution Agreement herein will be effective as of the Amendment Effective Date and will remain in effect for the duration of the Distribution Agreement unless further modified in writing by the parties hereto.

2. Article 4 is amended to include the following:

4.4         Notwithstanding any provisions in the Agreement to the contrary, IET shall have the right and authority to offer, sell and supply EcaFlo® solutions for use in Oilfield Applications in the Territory provided it observes the following limitations, restrictions and methods:

a.  IET may offer, sell and supply any Oilfield Application customer, except Oilfield Application customers that are oil service companies or suppliers to oil service companies or that are Benchmark customers, including oilfield pumping services companies, or are companies that provide chemistries to oilfield pumping services companies.

b.  Should IET receive a purchase order from an Oilfield Application customer to purchase EcaFlo® solutions for use in Oilfield Applications, IET will notify Benchmark of such Oilfield Application customer and seek a supply of EcaFlo® solutions from Benchmark on terms to be agreed upon by the parties.  If an agreement for such supply cannot be reached within five (5) business days of IET providing notice to Benchmark of the Oilfield Application customer’s interest in purchasing EcaFlo® solutions, IET may obtain EcaFlo® solutions from IET’s other resources in order to supply the Oilfield Application customer.

3. Other than as specifically modified in this Amendment, all other terms, conditions and covenants of the Distribution Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the undersigned duly authorized representatives of the parties have executed this Amendment, effective as of the Amendment Effective Date.

I.E.T., Inc.

By:	/s/ Thomas S. Gifford
Thomas S. Gifford
Executive Vice President and Chief Financial Officer

Benchmark Energy Products, L.P.
By BRT Management, LLC, its General Partner

By:	/s/ E. Wayne Kinsey, III
E. Wayne Kinsey, III
President